UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):November 15, 2016

Health Insurance Innovations, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35811	46-1282634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15438 N. Florida Avenue, Suite 201 Tampa, Florida	33613
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 376-5831

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2016, the Board of Directors of Health Insurance Innovations, Inc. (the “Company”) made the following executive leadership changes at the Company:

●	The Company entered into a Separation Agreement and General Release with Patrick R. McNamee, the Company’s Chief Executive Officer, pursuant to which Mr. McNamee’s employment with the Company was mutually terminated and pursuant to which Mr. McNamee resigned as a director of the Company (the “McNamee Separation Agreement”);

●	The Company entered into an Amended and Restated Employment Agreement with Gavin D. Southwell, the Company’s President, pursuant to which Mr. Southwell was appointed as the Company’s President and Chief Executive Officer (the “Amended Southwell Employment Agreement”). Mr. Southwell was also elected as director of the Company;

●	The Company and Josef Denother, the Company’s Chief Operating Officer, entered into a Separation Agreement and General Release under which Mr. Denother’s employment with the Company was mutually terminated (the “Denother Separation Agreement”); and

●	Paul G. Gabos was elected as the non-executive Chairman of the Board of Directors of the Company, succeeding Michael W. Kosloske, who previously served as Executive Chairman and will continue to serve as a director and as Chief of Product Innovation of the Company.

Summaries of the material terms and conditions of the above-referenced agreements are set forth below.

Amended Southwell Employment Agreement

The Amended Southwell Employment Agreement amends and restates the Employment Agreement that Mr. Southwell and the Company originally entered into on July 20, 2016 (the “Original Employment Agreement”). A summary of the material terms of the Original Employment Agreement and biographical information about Mr. Southwell were disclosed in a Form 8-K filed by the Company on July 20, 2016 and are incorporated herein by this reference.

The Amended Southwell Employment Agreement amends the Original Employment Agreement by increasing Mr. Southwell’s based salary to $550,000 and increasing his target bonus to 75% of his base salary. Mr. Southwell will also receive a housing allowance of $4,500 per month through September 2017. The Amended Southwell Employment Agreement also increases Mr. Southwell’s annual discretionary target equity grant under the Company’s Long Term Incentive Plan to 100% of his base salary, with one-third of such grant consisting of restricted shares of the Company’s Class A common stock and two-thirds of such grant consisting of stock appreciation rights. If awarded, these grants will vest 25% on each of the first four anniversaries of the grant date.

Pursuant to the Amended Southwell Employment Agreement, the Company made a new grant to Mr. Southwell of 200,000 restricted shares and 100,000 stock appreciation rights under the Company’s Long Term Incentive Plan, with the stock appreciation rights having an exercise price equal to $10.30 per share. The restricted shares and stock appreciation rights will vest in increments of 25% on each of the first four anniversary of the grant date, subject to acceleration upon a change in control.

The other terms and conditions of the Amended Southwell Employment Agreement are materially consistent with the terms and conditions of the Original Employment Agreement.

The foregoing does not purport to be a complete description of the Amended Southwell Employment Agreement and is qualified by reference to the full text of such agreement attached as an exhibit to this Current Report on Form 8-K.

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Separation Agreements

The McNamee Separation Agreement provides that Mr. McNamee’s employment with the Company ended on November 15, 2016. Under the McNamee Separation Agreement, the Company will pay Mr. McNamee severance in an amount equal to his base salary under his Employment Agreement (i.e., $550,000 per year) for a period of 12 months, and he will receive $453,750 in lieu of an accrued bonus. The 1,022,090 stock appreciation rights held by Mr. McNamee were vested immediately upon his separation and will be exercisable by him for a period of one year following his employment separation. The McNamee Separation Agreement provides for a full and unconditional release of the Company by Mr. McNamee.

The Denother Separation Agreement provides that Mr. Denother’s employment with the Company ended on November 15, 2016. Under the Denother Separation Agreement, the Company will pay Mr. Denother severance in an amount equal to his base salary under his Employment Agreement (i.e., $255,000 per year) for a period of 6 months, and he will receive $70,125 in lieu of an accrued bonus. The 39,239 stock appreciation rights held by Mr. Denother were vested immediately upon his separation and will be exercisable by him for a period of one year following his employment separation. The Denother Separation Agreement provides for a full and unconditional release of the Company by Mr. Denother.

The foregoing does not purport to be a complete description of the McNamee Separation Agreement and Denother Separation Agreement and is qualified by reference to the full text of such agreements attached as exhibits to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit Number	Description

10.1	Amended and Restated Employment Agreement, dated November 15, 2016, between Health Insurance Innovations, Inc. and Gavin D. Southwell.

10.2	Separation Agreement and General Release, dated November 15, 2016, between Health Insurance Innovations, Inc. and Patrick R. McNamee.

10.3	Separation Agreement and General Release, dated November 15, 2016, between Health Insurance Innovations, Inc. and Josef Denother.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH INSURANCE INNOVATIONS, INC.

By:	/s/ Michael D. Hershberger
Name:	Michael D. Hershberger
Title:	Chief Financial Officer, Secretary, and Treasurer

Date: November 16, 2016

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